SCHNITZER STEEL INDUSTRIES, INC.
3200 NW Yeon Avenue Phone (503) 224-9900	P.O. Box 10047 Fax (503) 321-2649	Portland, Oregon 97296-0047

Exhibit 10.2
January 6, 2006

Richard C. Josephson
PO Box 10047
Portland, OR 97296

Dear Rich:

This letter serves to outline those areas related to your offer of employment as a regular full-time employee with Schnitzer Steel Industries, Inc. (the “Company”). Here are the particulars:

Position:	Vice President and General Counsel for Schnitzer Steel Industries, Inc.
Compensation:	Your salary will be $450,000 per annum.
Reporting To:	John D. Carter, President and Chief Executive Officer Schnitzer Steel Industries, Inc.
Hire Date:	January 9, 2006 (“Hire Date”)
Bonus Eligibility:
You are eligible for participation in the Company’s Economic Value Added (EVA®) bonus program beginning on your Hire Date. Your EVA target is 50% of your EVA earnings (that accrue beginning with the Hire Date), which is then adjusted by the EVA center multiple that you will be assigned. You will participate 100% in the “SSI without Joint Ventures” EVA Center. Bonus amounts, as formulated, are payable following the Company’s fiscal year-end on August 31st, and are based on Company performance and are not guaranteed.

Performance and Salary Review:
Normally, performance appraisals are conducted during the second calendar quarter of each year (usually in April or May). Salary reviews are normally conducted in June of each year. Increases, if any, depend upon individual performance and company financial considerations and are not automatic in nature. You will be eligible to participate in the June 2006 salary review.

Auto Allowance:
You will be granted Auto Allowance, Level C, Oregon, which is currently at $700 per month. You will also receive a Company gas card. The auto allowance and gas card are pursuant to Human Resources Policy #640, and are considered taxable income to employees.

Long-Term Incentive Program
You will be eligible for participation in the Schnitzer Steel Industries, Inc. Long-Term Incentive Program (“LTIP”). The target LTIP award level is anticipated to be $350,000 for the performance cycle from September 1, 2005 thru August 31, 2008. However, based on your Hire Date, this amount will be pro-rated to a target award level of $311,000. Final details on this program will be confirmed following approval of the recent plan amendments by the Company’s shareholders at the annual meeting in January, 2006. Actual award levels under the LTIP are subject to approval by the Compensation Committee of the Board of Directors.

The exercise price for any non-statutory stock options granted to you will be established at the closing trading price of the underlying stock on or about the date of grant.

Richard C. Josephson	Page 2

Benefits Effective:
The effective date of your benefits will be determined by the waiting periods, if any, contained in each of the plans for which you are eligible. Other benefits are effective per plans and coverages as currently exist or as modified in the future for the salary group of which you are a part. The Company reserves the right to amend, alter or eliminate coverages. In addition to benefits under the Schnitzer self-insured health plan, coverage will also be provided under the Executive medical reimbursement plan.

Based on your Hire Date, you will be eligible to enroll into the health and welfare medical plans on April 1, 2006. As additional consideration, the Company will reimburse you for your actual COBRA expenses under your current employers plan until you are eligible for coverage under the Company plan(s). This amount will be considered to be taxable income to you, and therefore will be included on your 2006 W-2.

Other Benefits
The Company will pay, or reimburse you for all normal and reasonable business expenses, including Oregon State Bar fees.

The Company will reimburse you, or pay directly on your behalf, up to $5,000 for your attorney’s fees incurred in connection with this agreement.

Paid Time Off (“PTO”)
PTO will accrue on an accelerated schedule. You will begin accruing PTO at the four (4) year rate of 6.16 hours per pay period or 160 hours per year. Your accrual rate will remain the same until at such time in the future you become eligible for the next highest accrual level, which is currently at 9 years of service. PTO guidelines are provided under Human Resources Policy #525.

Severance Provisions
The Company will be presenting a severance program for certain key executive positions to the Compensation Committee of the Board of Directors that will provide a compensation package in the event of a loss of employment related to change in control and/or termination without cause. Your position will be included in this evaluation and recommendation, and actual participation will be subject to approval by the Compensation Committee. In the event such a program is not approved, or you are not included within such program at substantially the same level as other similarly situated senior executives of the Company, then the Company will provide you with a severance program that will be in effect from your Hire Date, and for a period of three (3) years, to expire on January 2, 2009, as follows:

If your employment terminates (unless by the Company for Cause or voluntarily by you), you will be eligible for the following severance payments: (1) One year of salary at your then current base annual salary at the time of termination; (2) one year equivalent EVA Bonus based on the most recently completed EVA Bonus Plan year multiplied by your then current EVA bonus target percentage; (3) one year of medical, dental and vision coverage at your then-current enrollment, paid by the Company (or an equivalent value in money to the extent the Company cannot continue your coverage past the end of the calendar year in which your employment terminates pursuant to the terms of the coverage plans); and (4) pension plan matching contributions to the same level that would have been made had you remained employed continuously through the 12th month following the month of your termination. You shall also be entitled to your EVA Bonus Bank balance as provided in the EVA Bonus Plan. You will be entitled to these severance considerations only if you execute a general release of claims in a form reasonably satisfactory to the Company within 30 days (or such other period as the Company, in its reasonable discretion, may specify) after the date as of which your employment terminates and does not revoke that release of claims during the

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7-day period (or such other period as the Company, in its reasonable discretion, may specify) immediately following the date on which you execute such release of claims (the "Revocation Period").

By way of example and not limitation, the general release of claims will include any and all claims for wages, EVA Target Bonuses or EVA Bonus Bank, employment benefits or damages of any kind whatsoever, arising out of (or under) (a) any contracts, express or implied, (b) any covenant of good faith and fair dealing, express or implied, (c) any theory of wrongful discharge, (d) any legal restriction on Employer's right to terminate employment, (e) any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Employee Retirement Income Security Act, or (f) any other legal limitation on the employment relationship; provided, that the general release of claims will not affect your rights to receive severance benefits as set forth herein.

Termination For Cause: You will not be entitled to any severance provision in the event you are terminated for Cause. Cause means the following, as determined in good faith by the Company's Board of Directors:

a)   Your conviction (including a plea of guilty or nolo contendere) of a felony involving theft or moral turpitude or relating to the business of the Company, other than a felony predicated on your vicarious liability.
b)   Your continued failure or refusal to perform with reasonable competence and in good faith any of the lawful duties assigned by (or any lawful directions of) the Company that are commensurate with your position with the Company (not resulting from any illness, sickness or physical or mental incapacity), which continues after the Company has given notice thereof (and a reasonable opportunity to cure) to you.
c)   Deception, fraud, misrepresentation or dishonesty by you in connection with your employment with the Company; any incident materially compromising your reputation or ability to represent the Company with the public; any willful misconduct by you that substantially impairs the Company’s business or reputation; or any other willful misconduct by you that is clearly inconsistent with your position or responsibilities.

The foregoing does not constitute a contract since the Company is an "at-will" employer. "At-will" means that employment and compensation can be terminated, with or without cause and with or without notice, at any time, at the option of the Company or yourself, subject to the obligations of the Company to pay severance benefits as set forth herein. This offer is made contingent on your successfully passing a drug screen provided by the Company, and finalization of a comprehensive background check conducted by the Company.

Rich, we all join in congratulating you on your position with the Company and wish you a continuing successful career.

Sincerely,	Accepted,

/S/ John D. Carter	/S/ Richard C. Josephson

John D. Carter	Richard C. Josephson
President and Chief Executive Officer	Employee

cc: Employee File